                                                                  Exhibit 99.1

                      CHOCTAW RESORT DEVELOPMENT ENTERPRISE

                              OFFER TO EXCHANGE ITS
                      9 1/4% SENIOR NOTES DUE APRIL 1, 2009
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                      9 1/4% SENIOR NOTES DUE APRIL 1, 2009

TO OUR CLIENTS:

         Enclosed for your consideration is a Prospectus, dated [ ], 2001 (the "Prospectus"), and a form of Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of the Choctaw Resort Development Enterprise (the "Enterprise") to exchange its new 9 1/4% Senior Notes due April 1, 2009, (the "Exchange Notes") pursuant to an offering registered under the Securities Act of 1933 (the "Securities Act"), for any and all of its outstanding 9 1/4% Senior Notes due April 1, 2009 (the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Enterprise contained in the Registration Agreement dated as of March 30, 2001, among the Enterprise, Banc of America Securities LLC, Salomon Smith Barney Inc., Wells Fargo Brokerage Services, LLC and Banc One Capital Markets, Inc.

         This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

         Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

         Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on [ ], 2001, unless extended by the Enterprise (the "Expiration Date"). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus and the Letter of Transmittal, at any time prior to the Expiration Date.

         If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form included with this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.